Exhibit 99.1

Revance Therapeutics Releases Second Quarter 2014 Financial Results

– Reiterates Full-Year Financial Guidance –

NEWARK, Calif., August 12, 2014 – Revance Therapeutics, Inc. (NASDAQ:RVNC), a biopharmaceutical company developing botulinum toxin products for use in aesthetic and therapeutic indications, today reported financial results for the three months ended June 30, 2014. Revance’s loss from operations for the three months ended June 30, 2014 was $12.9 million. Cash and cash equivalents as of June 30, 2014 were $203.3 million, which included $131.3 million in net proceeds from the follow-on offering that closed in June 2014.

Recent Accomplishments and Progress toward Milestones

•	A successful follow-on stock offering that generated $140.3 million in gross proceeds

—	Combined with an initial public offering (IPO) completed in February, Revance has raised approximately $250 million in gross proceeds from public offerings during the first half of 2014

•	Progress on Phase 3 clinical trials of RT001, Revance’s topical product candidate, for use in the treatment of lateral canthal (crow’s feet) lines

—	Data for the first U.S. Phase 3 pivotal study on track to be reported by the end of 2014

•	Positive results on RT002, Revance’s injectable product candidate, in a Phase 1/2 study on the treatment of glabellar (frown) lines

—	Results from Phase 2 active comparator study for RT002 expected in 2015

•	Appointment of Arthur P. Bertolino, M.D., Ph.D., M.B.A as Executive Vice President and Chief Medical Officer

—	Board-certified dermatologist with more than a decade of global biotechnology and pharmaceutical development of dermatologic and therapeutic drugs to join Revance on September 2

“Revance’s second quarter performance reflected continued execution on our strategy to build a premier specialty biopharmaceutical company, specifically leveraging our proprietary TransMTS® peptide technology across multiple indications and dose forms,” said President and Chief Executive Officer, Dan Browne. “The additional capital we raised through our follow-on offering in June, combined with the capital raised in our IPO earlier this year, supports our development initiatives and enables us to stay on track in aggressively pursuing commercialization of our novel neurotoxin product candidates, which target large and growing aesthetic and therapeutic markets.”

Mr. Browne added, “We are continuing on course and on plan with our Phase 3 RT001 pivotal program, with data expected from the first study by the end of this year. Our second U.S. Phase 3 pivotal study and a European Phase 3 study also are on schedule with results anticipated in 2015. We are also moving ahead with a Phase 2 active comparator trial for RT002, our second product candidate designed to be a more targeted and longer-lasting injectable toxin. Our development plans for RT001 were reviewed with the FDA in 2012 through a thorough process and review, prior to us proceeding with Phase 3 trials. While we will respond on a timely basis to the FDA’s request for the public to comment on its draft guidance for treating upper facial lines using botulinum toxin drug products, the draft has been in development for years and it serves as a good starting point for discussion between the FDA and industry across multiple potential upper face indications and dose forms and the guidance will remain non-binding as a draft and when finalized. We believe Revance continues to meet the regulatory statutes and requirements to move forward and complete our RT001 and RT002 clinical trials as planned.”

Summary Financial Results

Research and development expenses for the three and six months ended June 30, 2014 were $8.1 million and $15.7 million, respectively, compared to $7.8 million and $15.3 million for the same periods in 2013, respectively. The increase in research and development expenses for the three and six months ended June 30, 2014 compared to the same periods in 2013, is primarily attributable to increased manufacturing development and research activities for RT001 and RT002 and stock-based compensation, offset by lower RT001 clinical trial costs in the second quarter of 2013.

Sales, general, and administrative expenses for the three and six months ended June 30, 2014 were $4.9 million and $9.0 million, respectively, compared to $3.6 million and $5.9 million for the same periods in 2013, respectively. The increase in sales, general, and administrative expenses for the three and six months ended June 30, 2014 compared to the same periods in 2013, is primarily attributable to costs of operating as a public company and stock-based compensation.

Total operating expenses for the three and six months ended June 30, 2014 was $13.0 million and $24.6 million, respectively, compared to $11.4 million and $21.2 million for the same periods in 2013, respectively. Stock-based compensation for the three and six months ended June 30, 2014 was $1.5 million and $2.3 million, respectively. When excluding amortization, depreciation, and stock-based compensation, total operating expenses for the three and six months ended June 30, 2014 were $11.0 million and $21.3 million, respectively.

Net loss for the three and six months ended June 30, 2014 was $13.3 million and $34.7 million, respectively, compared to $11.8 million and $33.5 million for the same periods in 2013, respectively. Interest expense for the three and six months ended June 30, 2014 was $0.3 million and $10.1 million, respectively. Upon the IPO in February 2014, Revance recorded non-cash interest expense, including loss on extinguishment, of $9.6 million in connection with the settlement of previously outstanding convertible notes.

2014 Financial Outlook

Revance reaffirms its 2014 full-year guidance. Revance anticipates 2014 operating expenses excluding amortization, depreciation and stock-based compensation will be in the range of $55 million to $60 million. Revance expects its 2014 cash burn to be in the range of $75 million to $85 million. Cash burn in 2014 includes $7.1 million paid under the settlement agreement with Medicis, $4.6 million of capitalized financing costs, and debt service of $10 million to $11 million.

Use of Non-GAAP Financial Measures

Revance has presented certain non-GAAP financial measures in this release. The non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Revance is unable to reconcile non-GAAP operating expense guidance to GAAP as the amount of future stock-based compensation expense and depreciation and amortization costs cannot be estimated at this time. Revance excludes stock-based compensation expense and depreciation and amortization costs because management believes the exclusion of these items is helpful to investors to evaluate Revance’s recurring operational performance.

Conference Call

Individuals interested in listening to the conference call today, August 12, at 1:30pm PT/4:30pm ET, by dialing (855) 453-3827 for domestic callers, or (484) 756-4301 for international callers, or from the webcast link in the investor relations section of the Company’s website at: www.revance.com.

A replay of the call will be available beginning August 12, 2014 at 4:30pm PT/7:30pm ET through midnight on August 13, 2014. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 74216437. The webcast will be available in the investor relations section on Revance’s website for 30 days following the completion of the call.

About Revance Therapeutics, Inc.

Revance is a specialty biopharmaceutical company focused on the development, manufacturing and commercialization of novel botulinum toxin products for multiple aesthetic and therapeutic applications. Revance is leveraging its proprietary portfolio of botulinum toxin compounds combined with its patented TransMTS® peptide delivery system to address unmet needs in the large and growing aesthetic and therapeutic botulinum toxin market. Revance’s proprietary TransMTS® technology enables transcutaneous delivery of botulinum toxin A, eliminating the need for injections. Revance’s lead product candidate, RT001, is a topical formulation of botulinum toxin type A, which has the potential to be the first commercially-available non-injectable dose form. RT001 is being evaluated in a broad clinical program that includes aesthetic indications such as crow’s feet lines (wrinkles around the eyes) and therapeutic indications such as hyperhidrosis (excessive sweating) and migraine headache. Revance’s second product candidate is RT002, a novel injectable formulation of botulinum toxin type A designed to be more targeted and longer lasting than currently available botulinum toxin injectable products.

“Revance Therapeutics”, TransMTS® and the Revance logo are registered trademarks of Revance Therapeutics, Inc.

For more information, please visit: www.revance.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to Revance Therapeutics’ 2014 Financial Outlook and other financial performance, the process and timing of, and ability to complete, anticipated future clinical development of our product candidates, including but limited to reporting of such results; statements about our business strategy and goals, plans and prospects; our ability to obtain regulatory approval; potential benefits of our product candidates and our technologies; and future financial performance.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the outcome, cost and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design; our ability to obtain and maintain regulatory approval of our product candidates; our ability to obtain funding for our operations; our plans to research, develop and commercialize our product candidates; our ability to achieve market acceptance of our product candidates; unanticipated costs or delays in research, development and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our product candidates; our ability to successfully commercialize our product candidates and the timing of commercialization activities; the rate and degree of market acceptance of our product candidates; our ability to develop sales and marketing capabilities; the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; our ability to continue obtaining and maintaining intellectual property protection for our product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in Revance’s periodic filings with the Securities and Exchange Commission (the “SEC”), including factors described in the section entitled described in the “Risk Factors” section of our Form 10-Q filed May 14, 2014 and the final prospectus related to our offering filed with the SEC on June 19, 2014. These forward-looking statements speak only as of the date hereof. Revance disclaims any obligation to update these forward-looking statements.

Contact

Westwicke Partners

Leigh Salvo

(415) 513-1281

leigh.salvo @westwicke.com

REVANCE THERAPEUTICS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$203,308	$3,914
Restricted cash, current portion	75	75
Prepaid expenses and other current assets	3,175	825

Total current assets	206,558	4,814
Property and equipment, net	16,324	14,315
Restricted cash, net of current portion	435	510
Other non-current assets	—	3,006

TOTAL ASSETS	$223,317	$22,645

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable	$2,687	$5,526
Accruals and other current liabilities	5,033	4,161
Deferred revenue, current portion	—	83
Derivative liabilities associated with convertible notes, current portion	—	4,890
Derivative liabilities associated with Medicis settlement, current portion	—	6,684
Financing obligation, current portion	331	—
Convertible notes, current portion	—	12,157
Notes payable, current portion and discount	10,714	10,702
Common stock warrant liability	—	3,358

Total current liabilities	18,765	47,561
Convertible preferred stock warrant liability	—	1,233
Financing obligation, net of current portion	703	—
Note payable, net of current portion and discount	—	2,632
Derivative liabilities associated with Medicis settlement, net of current portion	1,714	1,610
Deferred rent	3,627	3,176

TOTAL LIABILITIES	24,809	56,212

Commitments and Contingencies (Note 9)
Convertible preferred stock, par value $0.001 per share - 5,000,000 shares and 145,010,269 shares authorized as of June 30, 2014 and December 31, 2013, respectively; 0 shares and 8,689,999 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively (aggregate liquidation preference of $0 and $215,264 as of June 30, 2014 and December 31, 2013, respectively)	—	123,982
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, par value $0.001 per share - 95,000,000 and 224,000,000 shares authorized as of June 30, 2014 and December 31, 2013, respectively; 23,493,472 and 260,789 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	23	—
Additional paid-in capital	429,093	38,331
Accumulated deficit	(230,608)	(195,880)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	198,508	(157,549)

TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$223,317	$22,645

REVANCE THERAPEUTICS, INC.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2014	2013	2014	2013
Revenue	$75	$75	$233	$150

Operating expenses:
Research and development	8,110	7,782	15,661	15,308
Sales, general and administrative	4,857	3,641	8,950	5,866

Total operating expenses	12,967	11,423	24,611	21,174

Loss from operations	(12,892)	(11,348)	(24,378)	(21,024)
Interest income	1	2	4	2
Interest expense	(267)	(490)	(10,108)	(13,115)
Change in fair value of derivative liabilities associated with convertible notes	—	—	4,032	1,800
Changes in fair value of derivative liabilities associated with Medicis settlement	(76)	(221)	(493)	(221)
Change in fair value of common stock warrant liability	—	—	(2,151)	—
Change in fair value of convertible preferred stock warrant liability	—	232	(210)	(926)
Loss on settlement of preferred stock warrant	—	—	(1,356)	—
Other income (expense), net	(68)	(4)	(68)	(2)

Net and comprehensive loss	(13,302)	(11,829)	(34,728)	(33,486)

Net income (loss) attributable to common stockholders:
Basic	$(13,302)	$(15,750)	$(34,728)	$1,357

Diluted	$(13,302)	$(15,750)	$(34,728)	$5,689

Net income (loss) per share attributable to common stockholders:
Basic	$(0.69)	$(75.25)	$(2.26)	$6.56

Diluted	$(0.69)	$(75.25)	$(2.26)	$5.72

Weighted-average number of shares used in computing net income (loss) per share attributable to common stockholders:
Basic	19,380,934	209,307	15,361,215	206,751

Diluted	19,380,934	209,307	15,361,215	994,239